UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2021

HALLIBURTON COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-03492	75-2677995
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East,	Houston,	Texas	77032
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code: (281) 871-2699
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $2.50 per share	HAL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02. Results of Operations and Financial Condition

On July 20, 2021, registrant issued a press release entitled “Halliburton Announces Second Quarter 2021 Results."

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES SECOND QUARTER 2021 RESULTS
•Net income of $0.26 per diluted share
•Cash flow from operating activities of $409 million and free cash flow of $265 million

HOUSTON – July 20, 2021 - Halliburton Company (NYSE: HAL) announced today net income of $227 million, or $0.26 per diluted share, for the second quarter of 2021. This compares to net income for the first quarter of 2021 of $170 million, or $0.19 per diluted share. Halliburton's total revenue for the second quarter of 2021 was $3.7 billion, compared to revenue of $3.5 billion in the first quarter of 2021. Operating income was $434 million in the second quarter of 2021 compared to operating income of $370 million in the first quarter of 2021.

“Our second quarter performance demonstrates that our strategy is working well and Halliburton’s strategic priorities are driving value in this transition year. Total company revenue increased 7% sequentially, as both North America and international markets continued to improve, and operating income grew 17% with solid margin performance in both divisions,” commented Jeff Miller, Chairman, President and CEO.

“Halliburton’s Completion and Production division margin reached three-year highs, while our Drilling and Evaluation division margin outperformed expectations, setting both divisions up for robust margin growth this year.

“Our solid free cash flow generation further demonstrates the effectiveness of our strategy to strengthen the cash flow profile of our business.

“The positive activity momentum we see in North America and international markets today, combined with our expectations for future customer demand, gives us conviction for an unfolding multi-year upcycle.

“Halliburton’s value proposition, unique exposure to both international and North America markets, and differentiated technologies across an integrated services portfolio solidify our sustainable competitive advantage, and deliver strong free cash flow and industry-leading returns,” concluded Miller.

Operating Segments

Completion and Production

Completion and Production revenue in the second quarter of 2021 was $2 billion, an increase of $178 million, or 10%, when compared to the first quarter of 2021, while operating income was $317 million, an increase of $65 million, or 26%. These results were driven by increased activity across multiple product service lines in North America land, higher cementing activity in the Eastern Hemisphere and Latin America, increased completion tools sales in the Middle East, the North Sea, and Latin America, as well as higher well intervention services in Saudi Arabia and Algeria. Partially offsetting these improvements was lower stimulation activity in Latin America.

Drilling and Evaluation

Drilling and Evaluation revenue in the second quarter of 2021 was $1.7 billion, an increase of $78 million, or 5%, when compared to the first quarter of 2021, while operating income was $175 million, an increase of $4 million, or 2%. These results were due to improved drilling-related services and wireline activity across all regions, along with increased testing services in the Eastern Hemisphere. Partially offsetting these increases were reduced software sales globally.

Geographic Regions

North America

North America revenue in the second quarter of 2021 was $1.6 billion, a 12% increase when compared to the first quarter of 2021. This increase was primarily driven by higher pressure pumping services, drilling-related services, and wireline activity in North America land, as well as higher well construction activity in the Gulf of Mexico. Partially offsetting these increases were reduced software sales across the region.

International

International revenue in the second quarter of 2021 was $2.1 billion, a 4% increase when compared to the first quarter of 2021. This improvement was primarily driven by higher well construction activity, completion tools sales, and well intervention services across all regions. Partially offsetting these increases were lower software sales across all regions and decreased stimulation activity in Latin America.

Latin America revenue in the second quarter of 2021 was $534 million, flat sequentially. Increased activity in multiple product service lines in Mexico, higher fluid services in Brazil, as well as additional completion tools sales in Guyana, were offset by reduced stimulation activity in Argentina, Mexico, and Brazil, lower software sales across the region, and decreased project management activity in Mexico and Ecuador.

Europe/Africa/CIS revenue in the second quarter of 2021 was $679 million, a 7% increase sequentially, resulting from increased activity across multiple product service lines in Russia,

Norway, Algeria, and Ghana. These increases were partially offset by lower software sales across the region and lower activity in Nigeria.

Middle East/Asia revenue in the second quarter of 2021 was $925 million, a 5% increase sequentially, resulting from improved activity in multiple product service lines in Saudi Arabia, higher well intervention services across the region, increased drilling-related services in Oman, higher completion tools sales in Kuwait, higher well construction activity in Australia, and increased pipeline services in China. These improvements were partially offset by lower software sales across the region, lower project management activity in India, and lower activity in Bangladesh.

Selective Technology & Highlights

•Halliburton announced StrataXaminer™, a new wireline logging service that helps operators acquire more accurate well data to better evaluate production potential. Obtaining high resolution images in oil or synthetic-based fluid systems has been an industry challenge for decades. StrataXaminer delivers high-resolution images of the reservoir structure to identify bedding, fracture patterns, fault zones, and potential flow barriers with increased accuracy.

•Halliburton and TGS-NOPEC Geophysical ASA announced a collaboration to bring advanced seismic imaging to fiber optic sensing. The alliance will provide operators with advanced insight to determine their reservoir potential for oil and gas production or carbon storage. The Halliburton FiberVSP™ and Odassea™ distributed acoustic sensing solutions will now incorporate TGS’s seismic imaging workflows that process the entire seismic wavefield to generate high-resolution reservoir images.

•Halliburton was awarded a contract from Kuwait Oil Company (KOC), a world leader in digital transformation, to expand KOC’s digital transformation journey by implementing solutions to maximize operational efficiency and increase production. The scope applies to all Kuwait fields including West Kuwait, South and East Kuwait, and Heavy Oil, complementing a recently awarded contract for similar services in North Kuwait.

•Halliburton Labs announced four new companies that join four companies already participating in its collaborative environment to advance and scale cleaner, affordable energy. Alumina Energy, Ionada, Parasanti, and SurgePower Materials receive access to a broad range of industrial capabilities, technical expertise, and mentorship to scale their businesses.

•Halliburton announced it will redeem, with cash on hand, the remaining $500 million outstanding principal amount of its 3.25% Senior Notes due 2021 on August 15, 2021.

•Halliburton was awarded a contract from Petronas for a well construction program involving six wells in offshore East Malaysia. Halliburton will deliver these wells in collaboration with Sapura Drilling using its state-of-the-art Halliburton 4.0 digital platform. Deployed digital technologies will include the complete suite of Digital Well Program®, Digital Well Operations, and Digital Well Automation - all DecisionSpace®

365 cloud applications. The scope of work also includes key digital technologies from Sperry Drilling, Cementing, Drill Bits, Baroid, and Completions product lines. The campaign is the first integrated project of its kind in Malaysia, combining rig services with all aspects of planning, operations, and automation.

•Halliburton was awarded a contract from Ecopetrol to collaborate on their digital transformation strategy for drilling and completions, including the digitalization of the well delivery process. This enables Ecopetrol to optimize their planning, design, and well execution end-to-end and accelerate value creation across the asset lifecycle.

•Halliburton announced that it won a contract to provide Production Chemicals and Associated Services for a large IOC in Oman. Under the seven-year contract, Halliburton will supply a full suite of customized products along with specialized services to support the in-field chemical treatments.

•TechnipFMC and Halliburton announced they received an OTC Spotlight on New Technology Award® (SONT) for their Odassea™ Subsea Fiber Optic Solution, an advanced downhole fiber optic sensing system. ExxonMobil selected the solution for its Payara development project in Guyana. The award followed completion of front-end engineering and design studies and qualifications. The Odassea service integrates hardware and digital systems to strengthen capabilities in subsea reservoir monitoring and production optimization. Halliburton provides the fiber optic sensing technology and analysis for reservoir diagnostics. TechnipFMC provides the optical connectivity from the topside to the completions.

•Halliburton announced an expansion of its digital collaboration with Aker BP, a Norwegian oil and gas exploration and production company, by deploying digital twins to automate work processes and accelerate decision-making. Aker BP is using Digital Well Program®, a DecisionSpace® 365 cloud application, that turns well planning and design into a live process where field development scenarios are continuously updated and compared to a digital twin to deliver safe, cost-effective, and productive wells.

•Halliburton signed a contract with Petrofac, an international service provider to the energy industry, to adopt Digital Well Program®, a DecisionSpace® 365 cloud application, to automate drilling, completions, and engineering processes. The three-year contract enables Petrofac to incorporate artificial intelligence, machine learning, and data science to optimize its well engineering service offering.

About Halliburton

Founded in 1919, Halliburton is one of the world's largest providers of products and services to the energy industry. With more than 40,000 employees, representing 130 nationalities in more than 70 countries, the company helps its customers maximize value throughout the lifecycle of the reservoir – from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production throughout the life of the asset. Visit the Company’s website at www.halliburton.com. Connect with Halliburton on Facebook, Twitter, LinkedIn, Instagram and YouTube.

Forward-looking Statements

The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the impact of COVID-19 and any variants, the related economic repercussions and resulting negative impact on demand for oil and gas, operational challenges relating to COVID-19 and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; the ability of the OPEC+ countries to agree on and comply with supply limitations; the continuation or suspension of our stock repurchase program, the amount, the timing, and the trading prices of Halliburton common stock, and the availability and alternative uses of cash; changes in the demand for or price of oil and/or natural gas; potential catastrophic events related to our operations, and related indemnification and insurance matters; protection of intellectual property rights and against cyber-attacks; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, foreign exchange rates and controls, international trade and regulatory controls and sanctions, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers, delays or failures by customers to make payments owed to us, and the resulting impact on our liquidity; execution of long-term, fixed-price contracts; structural changes and infrastructure issues in the oil and natural gas industry; maintaining a highly skilled workforce; availability and cost of raw materials; agreement with respect to and completion of potential dispositions, acquisitions and integration and success of acquired businesses and operations of joint ventures. Halliburton's Form 10-K for the year ended December 31, 2020, Form 10-Q for the quarter ended March 31, 2021, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton's business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	June 30		March 31
	2021	2020	2021
Revenue:
Completion and Production	$2,048	$1,672	$1,870
Drilling and Evaluation	1,659	1,524	1,581
Total revenue	$3,707	$3,196	$3,451
Operating income (loss):
Completion and Production	$317	$159	$252
Drilling and Evaluation	175	127	171
Corporate and other	(58)	(50)	(53)
Impairments and other charges	—	(2,147)	—
Total operating income (loss)	434	(1,911)	370
Interest expense, net	(120)	(124)	(125)
Other, net	(19)	(48)	(22)
Income (loss) before income taxes	295	(2,083)	223
Income tax benefit (provision) (a)	(65)	402	(52)
Net Income (loss)	$230	$(1,681)	$171
Net (Income) loss attributable to noncontrolling interest	(3)	5	(1)
Net Income (loss) attributable to company	$227	$(1,676)	$170

Basic and diluted net income (loss) per share	$0.26	$(1.91)	$0.19
Basic and diluted weighted average common shares outstanding	890	877	889

(a)	During the three months ended June 30, 2020 the tax benefit includes the tax effect on impairments and other charges.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Six Months Ended
	June 30
	2021	2020
Revenue:
Completion and Production	$3,918	$4,634
Drilling and Evaluation	3,240	3,599
Total revenue	$7,158	$8,233
Operating income (loss):
Completion and Production	$569	$504
Drilling and Evaluation	346	344
Corporate and other	(111)	(110)
Impairments and other charges	—	(3,220)
Total operating income (loss)	804	(2,482)
Interest expense, net	(245)	(258)
Loss on early extinguishment of debt (a)	—	(168)
Other, net	(41)	(71)
Income (loss) before income taxes	518	(2,979)
Income tax benefit (provision) (b)	(117)	283
Net Income (loss)	$401	$(2,696)
Net (Income) loss attributable to noncontrolling interest	(4)	3
Net Income (loss) attributable to company	$397	$(2,693)

Basic and diluted net income (loss) per share	$0.45	$(3.07)
Basic and diluted weighted average common shares outstanding	889	877

(a)
During the six months ended June 30, 2020, Halliburton recognized a $168 million loss on extinguishment of debt related to the early redemption of $1.5 billion aggregate principal amount of senior notes.

(b)	The tax benefit during the six months ended June 30, 2020 includes the tax effect on impairment and other charges. Additionally, during the six months ended June 30, 2020, Halliburton recognized a $310 million tax expense associated with a valuation allowance on its deferred tax assets based on current market conditions and the expected impact on the Company's business outlook.

HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	June 30	December 31
	2021	2020
Assets
Current assets:
Cash and equivalents	$2,658	$2,563
Receivables, net	3,459	3,071
Inventories	2,355	2,349
Other current assets	1,455	1,492
Total current assets	9,927	9,475
Property, plant, and equipment, net	4,214	4,325
Goodwill	2,804	2,804
Deferred income taxes	2,174	2,166
Operating lease right-of-use assets	735	786
Other assets	1,063	1,124
Total assets	$20,917	$20,680

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,891	$1,573
Accrued employee compensation and benefits	528	517
Current maturities of long-term debt	515	695
Current portion of operating lease liabilities	247	251
Other current liabilities	1,153	1,385
Total current liabilities	4,334	4,421
Long-term debt	9,124	9,132
Operating lease liabilities	688	758
Employee compensation and benefits	536	562
Other liabilities	806	824
Total liabilities	15,488	15,697
Company shareholders’ equity	5,420	4,974
Noncontrolling interest in consolidated subsidiaries	9	9
Total shareholders’ equity	5,429	4,983
Total liabilities and shareholders’ equity	$20,917	$20,680

HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Six Months Ended		Three Months Ended
	June 30		June 30
	2021	2020	2021
Cash flows from operating activities:
Net Income (loss)	$401	$(2,696)	$230
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Impairments and other charges	—	3,220	—
Depreciation, depletion, and amortization	449	599	223
Working capital (a)	11	296	(48)
Deferred income tax benefit	—	(353)	13
Other operating activities	(249)	(243)	(9)
Total cash flows provided by operating activities	612	823	409
Cash flows from investing activities:
Capital expenditures	(295)	(355)	(191)
Proceeds from sales of property, plant, and equipment	105	122	47
Other investing activities	(31)	(48)	(15)
Total cash flows used in investing activities	(221)	(281)	(159)
Cash flows from financing activities:
Payments on long-term borrowings	(192)	(1,653)	(4)
Proceeds from issuance of long-term debt, net	—	994	—
Dividends to shareholders	(80)	(198)	(40)
Stock repurchase program	—	(100)	—
Other financing activities	4	20	(1)
Total cash flows used in financing activities	(268)	(937)	(45)
Effect of exchange rate changes on cash	(28)	(62)	7
Increase (decrease) in cash and equivalents	95	(457)	212
Cash and equivalents at beginning of period	2,563	2,268	2,446
Cash and equivalents at end of period	$2,658	$1,811	$2,658

(a)	Working capital includes receivables, inventories, and accounts payable.
See Footnote Table 1 for Reconciliation of Cash Flows from Operating Activities to Free Cash Flow

HALLIBURTON COMPANY
Revenue and Operating Income (Loss) Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	June 30		March 31
Revenue	2021	2020	2021
By operating segment:
Completion and Production	$2,048	$1,672	$1,870
Drilling and Evaluation	1,659	1,524	1,581
Total revenue	$3,707	$3,196	$3,451

By geographic region:
North America	$1,569	$1,049	$1,404
Latin America	534	346	535
Europe/Africa/CIS	679	691	634
Middle East/Asia	925	1,110	878
Total revenue	$3,707	$3,196	$3,451

Operating Income (Loss)
By operating segment:
Completion and Production	$317	$159	$252
Drilling and Evaluation	175	127	171
Total	492	286	423
Corporate and other	(58)	(50)	(53)
Impairments and other charges	—	(2,147)	—
Total operating income (loss)	$434	$(1,911)	$370

HALLIBURTON COMPANY
Revenue and Operating Income (Loss) Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Six Months Ended
	June 30
Revenue	2021	2020
By operating segment:
Completion and Production	$3,918	$4,634
Drilling and Evaluation	3,240	3,599
Total revenue	$7,158	$8,233

By geographic region:
North America	$2,973	$3,509
Latin America	1,069	862
Europe/Africa/CIS	1,313	1,522
Middle East/Asia	1,803	2,340
Total revenue	$7,158	$8,233

Operating Income (Loss)
By operating segment:
Completion and Production	$569	$504
Drilling and Evaluation	346	344
Total	915	848
Corporate and other	(111)	(110)
Impairments and other charges	—	(3,220)
Total operating income (loss)	$804	$(2,482)

FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Reconciliation of Cash Flows from Operating Activities to Free Cash Flow
(Millions of dollars)
(Unaudited)

	Six Months Ended		Three Months Ended
	June 30		June 30
	2021	2020	2021
Total cash flows provided by operating activities	$612	$823	$409
Capital expenditures	(295)	(355)	(191)
Proceeds from sales of property, plant, and equipment	105	122	47
Free cash flow (a)	$422	$590	$265

(a)	The Free Cash Flow metric is a non-GAAP financial measure, which is calculated as “Total cash flows provided by operating activities” less “Capital expenditures” plus “Proceeds from sales of property, plant, and equipment.” Management believes that Free Cash Flow is a key measure to assess liquidity of the business and is consistent with the disclosures of our direct, large-cap competitors. Prior periods presented are consistent with this metric.

Conference Call Details

Halliburton Company (NYSE: HAL) will host a conference call on Tuesday, July 20, 2021, to discuss its second quarter 2021 financial results. The call will begin at 8:00 AM Central Time (9:00 AM Eastern Time).

Please visit the website to listen to the call via live webcast. You may also participate in the call by dialing (844) 358-9181 within North America or +1 (478) 219-0188 outside of North America. A passcode is not required. Attendees should log in to the webcast or dial in approximately 15 minutes prior to the start of the call.

A replay of the conference call will be available on Halliburton’s website until July 27, 2021. Also, a replay may be accessed by telephone at (855) 859-2056 within North America or +1 (404) 537-3406 outside of North America, using the passcode 9429544.

###

CONTACTS

For Investors:
Abu Zeya
Halliburton, Investor Relations
Investors@Halliburton.com
281-871-2688

For News Media:
Emily Mir
Halliburton, External Affairs
PR@Halliburton.com
281-871-2601

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date:	July 20, 2021	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Vice President, Public Law and
Assistant Secretary